Registration No. 0-23484
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 18, 1999
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                             STANDARD FUNDING CORP.
             (Exact name of registrant as specified in its charter)



           New York                                          11-2523559
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                       Identification Number)


                            335 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 364-0200

                    (Address of Principal Executive Offices)
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                                 Not Applicable
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          (Former name or former address, if changed since last report)



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Item 1. Change in Control of Registrant

                   The merger between Standard Funding Corp. (the "Company") and Atlantic Premium, Inc., a New York corporation ("Merger Sub"), was effective on June 18, 1999 in accordance with the terms of that certain Agreement and Plan of Merger dated as of January 28, 1999 among the Company, Merger Sub and Atlantic Bank of New York ("Parent"). As a result, Parent now owns all the issued and outstanding stock of the Company. Consideration in the merger was approximately $9.7 million in cash and promissory notes. Shareholders owning 20% or less of the Company's issued and outstanding common stock when the merger became effective will receive $3.50 in cash. Shareholders owning more than 20% of the outstanding common stock when the merger became effective will receive $2.97479 per share in cash and a note in the principal amount of $0.52521 per share, subject to reduction depending on the future performance of the Company.



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

 Exhibits.

           99.1 Press release dated June 18, 1999, announcing the closing of the merger between Standard Funding Corp. (the "Company") and Atlantic Premium, Inc., a New York corporation ("Merger Sub"), in accordance with the terms of that certain Agreement and Plan of Merger dated as of January 28, 1999 among the Company, Merger Sub and Atlantic Bank of New York.


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

                                   SIGNATURES


                   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   STANDARD FUNDING CORP.


                                                   By: /s/ Alan J. Karp
                                                      ------------------------
                                                      Alan J. Karp, President

Date:   June 18, 1999



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